EXHIBIT 10.62

[DDMG Letterhead]

October 31, 2011

PBC MGPEF DDH, LLC
505 South Flagler Drive, Suite 1400
West Palm Beach, Florida 33401
Attention:  Nate Ward

Dear Nate:

Reference is made to that certain Amended Restated Convertible Secured Promissory Note and Option Agreement dated November 24, 2010 (the “Note”) by and between Digital Domain Media Group, Inc., a Florida corporation (formerly known as Digital Domain Holdings Corporation, a Florida corporation) (hereafter the “Company”) and PBC MGPEF DDH, LLC, a Delaware limited liability company (hereafter “PBC MGPEF Lender”); and to that certain Amended and Restated Warrant dated November 24, 2010 (the “Warrant”) by and between the Company and PBC MGPEF Lender.  Unless otherwise noted, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Note or the Warrant, as applicable.

For valuable consideration received by all parties hereto, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by hereby, by signing this letter agreement below, the Company and PBC MGPEF Lender hereby agree to the following:

1.           For the avoidance of any misunderstanding, the parties agree that it was and has always been the intent of the parties that the definition of “Common Stock Deemed Outstanding” in the Note incorporates the concept of Permitted Dilutive Events as included in the Warrant and described in this Section 1 and, accordingly, the defined term “Common Stock Deemed Outstanding” shall exclude shares of Common Stock issued and outstanding from (i) a public offering of the stock of the Company; provided that PBC MGPEF Lender is treated the same as the shareholders of the Company then existing immediately prior to such offering; provided further that PBC MGPEF Lender has the right to participate in such offering on an equal pro-rata basis (the calculation of which shall be made assuming the Note had been converted into shares of Common Stock) to the same extent as the other shareholders of the Company then existing immediately prior to such offering and (ii) issuances of options from and after September 30, 2010 under stock option or other equity incentive plans approved by the Board exercisable for up to 1,000,000 shares of Common Stock (including the exercise of such options), so long as the exercise price set forth in such options is no less than $3.07 per share (equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

2.           For the avoidance of any misunderstanding, the parties agree that it was and has always been the intent of the parties that the definition of “Common Stock Deemed Outstanding” in the Note incorporates the concept of Permitted Dilutive Events as included in the Warrant and described in this Section 2 and, accordingly, the defined term “Common Stock Deemed Outstanding” shall exclude shares of Common Stock issued and outstanding from (i) a private offering of the stock of the Company; provided that PBC MGPEF Lender is treated the same as the shareholders of the Company then existing immediately prior to such offering; provided further that PBC MGPEF Lender has the right to participate in such offering on an equal pro-rata basis (the calculation of which shall be made assuming the Note had been converted into shares of Common Stock) to the same extent as the shareholders of the Company then existing immediately prior to such offering and (ii) the issuance by the Company of additional shares of stock in connection with an acquisition, a merger, consolidation, share exchange or other business combination involving the Company and approved by the requisite shareholders of the Company and PBC MGPEF Lender.

3.           The Company shall pay its own costs and expenses and all reasonable out-of-pocket costs and expenses of PBC MGPEF Lender, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the transactions contemplated by this Agreement and the Company's initial public offering (including review or, and revisions to, the Company's registration statement).

To the extent there is any conflict between the terms of this letter agreement and terms of the Note or Warrant, the terms of this letter agreement shall supersede and control.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

* Remainder of Page Intentionally Left Blank *

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If you agree with the foregoing, please execute the enclosed counterpart of this letter agreement and return the executed original counterpart to the Company.

Yours very truly,

Digital Domain Media Group, Inc.

By:	/s/ Jonathan Teaford
Name:	Jonathan Teaford
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED
effective as of the date first written above.

PBC MGPEF DDH, LLC

By PBC GP III, LLC, its Manager

By:	/s/ Nathan S. Ward
Name: Nathan S. Ward
Title: Manager